UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 11, 2005

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MAXIMUS, INC.

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	1-12997 (Commission File Number)	54-1000588 (I.R.S. Employer Identification No.)
11419 Sunset Hills Road, Reston, Virginia (Address of principal executive offices)	20190-5207 (Zip Code)

Registrant’s telephone number, including area code:  (703) 251-8500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01

Other Events.

On October 11, 2005, we issued a press release that announced a settlement with respect to certain litigation involving two former employees who were principals in a small business that we acquired in 2000 and who had signed fraudulent guarantees on behalf of us for computer equipment leases.  A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated by reference into this Item 8.01.

The following paragraphs summarize the settlement and the current status of remaining legal proceedings, including other lawsuits that remain pending, that relate to these former employees and the fraudulent guarantees.

Background

As previously disclosed, in the third quarter of fiscal 2004, the Company learned that two former employees, who were principals in a small business MAXIMUS acquired in 2000, had signed fraudulent guarantees on behalf of MAXIMUS for computer equipment leases. The equipment was leased from Solarcom LLC which, in turn, assigned certain of the payments under the leases to Fleet Business Credit LLC (“Fleet”) and De Lage Landen Financial Services, Inc. (“De Lage Landen”).  The Company did not have knowledge of the leases or guarantees, and much of the equipment appears to have been used in businesses unrelated to MAXIMUS. Solarcom demanded approximately $31.0 million from MAXIMUS under the guarantees, which amount represented the remaining payments under the leases.

Pennsylvania Lawsuit

On August 6, 2004, De Lage Landen sued MAXIMUS and Solarcom in the federal District Court for the Eastern District of Pennsylvania seeking recovery of damages, and Solarcom asserted a cross-claim against MAXIMUS.  Solarcom and De Lage Landen subsequently reached an agreement whereby De Lage Landen dismissed its claims against Solarcom without prejudice and Solarcom was realigned as a plaintiff in the lawsuit.  The amount claimed by De Lage Landen was part of the approximately $31.0 million originally demanded by Solarcom.

In order to avoid the uncertainty of a jury trial and the expense of protracted litigation, in September 2005 the Company settled the claim by De Lage Landen, and the Pennsylvania action has been dismissed.  The confidential settlement was entered into without admission of fault or liability by the Company.  The Solarcom claim against the Company in the Pennsylvania action was dismissed without prejudice with the understanding that Solarcom would amend its claim in the ongoing Georgia action (described below) to include the damages it originally sought in the

Pennsylvania matter.  The Company believes that the settled De Lage Landen claim represented about one-half of the approximately $31.0 million in claims against the Company arising out of this matter.

In connection with that settlement, MAXIMUS plans to record a charge of $5.5 million in its fourth fiscal quarter ended September 30, 2005.  That amount includes the settlement amount paid to De Lage Landen and the associated fourth quarter legal expenses, as well as a reserve for estimated future defense costs of the ongoing Georgia lawsuit.

Georgia Lawsuit

Solarcom filed suit against MAXIMUS on August 17, 2004 in state court in Gwinnett County, Georgia. On August 24, 2004, Fleet sued MAXIMUS and Solarcom in the federal District Court for the Northern District of Georgia. The Solarcom and Fleet actions were consolidated in the federal District Court for the Northern District of Georgia on September 29, 2004.  No date has been set yet for a trial in the Georgia action.    The Company believes the remaining claims in Georgia by Solarcom (including the claims transferred from Pennsylvania) and Fleet approximate one-half of the total original demand of approximately $31.0 million.

The Company believes that the circumstances related to the ongoing Georgia lawsuit are unique and that it is not possible at this time to determine the ultimate loss that may be incurred, if any.  The Georgia suit involves a different jurisdiction, different party (Fleet), different facts (including  due diligence activities), and a different procedural posture (Solarcom has not been realigned as a plaintiff in Georgia).   Because the guarantees were fraudulently signed, and because the leasing company did not perform appropriate due diligence, the Company continues to believe that it is not liable under the guarantees and will continue to vigorously contest the Georgia matter. Accordingly, no provision for settlement or unfavorable outcome of the Georgia lawsuit is planned at this time.

The Company has also reported the matter to law enforcement authorities, and has filed claims against the former employees. Those claims have been referred to arbitration for resolution. Although there can be no assurance of a favorable outcome, the Company does not believe that the remaining claims in Georgia will have a material adverse effect on its financial condition or results of operations.

Item 9.01

Financial Statements and Exhibits.

(c)

Exhibits.

Exhibit No.

Description

99.1

Press release dated October 11, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXIMUS, Inc.

Date:

October 11, 2005

By: /s/ Richard A. Montoni

Richard A. Montoni

Chief Financial Officer

EXHIBIT INDEX

Exhibit No.

Description

99.1

Press release dated October 11, 2005.